Exhibit 99.1
P R E S S  R E L E A S E
Westwood One’s Metro Traffic and TrafficLand Create Exclusive Partnership to Bring
Leading Edge Video Traffic Information System to US Broadcasters
Nation’s largest traffic incident reporting systems will integrate real-time 24/7 traffic video, offering most advanced and accurate traffic information via television, radio and the Internet
New York, NY — December 22, 2008 —Westwood One, Inc. (WWON.OB) today announced a multi-year strategic partnership with TrafficLand, Inc. to combine TrafficLand’s 24/7 live traffic video systems — which aggregate nearly 5,000 traffic cameras — with the nation’s largest and most experienced team of traffic reporters to create the most comprehensive, accurate and reliable traffic information system available. The partnership will allow Westwood One’s Metro Traffic system to integrate TrafficLand’s video systems into its incident reports, alerts, traffic speed and flow updates, and offer better alternative routing suggestions. In addition to adding the traffic video to its information base, Metro Traffic becomes the exclusive representative of the TrafficLand services to broadcasters for their radio, television and Internet offerings with on-demand user applications to be made available in the future. As part of the transaction, Westwood One has also negotiated the right to purchase at its option 100% of the stock of TrafficLand in 2009.
“No other company offers such a powerful combination of ways to solve daily traffic problems in real time,” said Steve Kalin, President, Metro Traffic. “The addition of TrafficLand’s real-time traffic video, available in many major markets and growing, with our existing incident and traffic data, creates the most robust, reliable, and comprehensive traffic information offering in the marketplace.”
TrafficLand is already the largest authorized single-source of on-demand traffic video information in the country, with access to over 5,000 traffic video cameras in 48 MSAs today. The traffic video is aggregated in real time from dozens of camera networks throughout the U.S. and then distributed over the Internet to commuters, broadcast media, and other Internet service providers, as well as federal, state and local government agencies. TrafficLand’s proprietary technology packages video feeds for both large-scale consumer and enterprise applications.
“TrafficLand takes traffic reporting to the next level in an on-demand world,” said Larry Nelson, TrafficLand’s Founder and CEO. “With live, real-time 24/7 video, users can make more informed decisions about their daily commutes, business deliveries, and other travel plans. And as we add more cameras in more communities, we are providing Metro Traffic with even more ways to help solve everyday traffic problems.”
“Westwood One’s Metro Traffic is committed to solving customer’s needs through innovative products and services,” said Jonathan Marshall, EVP, Business Affairs and Strategic Development for Westwood One. “With our more than 1,000 experienced traffic experts nationwide, TrafficLand’s video feeds from over 5,000 cameras, plus breakthrough cellular technology for traffic speed and flow data, we and our affiliates can provide consumers with up-to-the-minute traffic solutions they can’t get anywhere else.”
About Westwood One
Westwood One is the largest provider of traffic information and the largest independent provider of network radio programming in the US. Through its Metro Networks Traffic division, Westwood provides traffic reporting and local news, sports and weather to over 2,200 radio and TV stations. Through its Network Radio Division, Westwood One serves more than 5,000 radio and TV stations in the U.S. The Company provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. The Company also provides digital and other cross platform delivery of its network and Metro content.

About TrafficLand, Inc.
TrafficLand is the largest authorized single-source of on demand traffic video information in the country. With access to over 5,000 traffic video cameras in 48 MSAs today, and plans to expand this number, TrafficLand can provide immediate access to roadside cameras and live video to help media organizations report incidents and their impact. TrafficLand services for broadcast and web-based media use live video to enhance news and traffic reporting to broadcast audiences and add valuable, hyper-local content that increases website traffic, page views and user affinity. TrafficLand also provides real-time video-based services to aid emergency first responders and incident management.
MEDIA CONTACT:
Chenoa Taitt
(212) 223-0682